Exhibit A

Yorkville High Income MLP ETF
Yorkville High Income Composite MLP ETF
Yorkville High Income Infrastructure MLP ETF

YieldShares High Income ETF (formerly known as Sustainable North American Oil Sands ETF)

Forensic Accounting ETF

VelocityShares Equal Risk Weighted Large Cap ETF

ROBO-STOXTM Global Robotics and Automation Index ETF

Hull Tactical US ETF